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                                                                    Exhibit 2.1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND AMONG

                      FUSION MEDICAL TECHNOLOGIES, INC.,

                           BAXTER INTERNATIONAL INC.

                                      AND

                              HB2002 CORPORATION

                         Dated as of February 26, 2002


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                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
   ARTICLE I THE MERGER................................................   1

      SECTION 1.1.   The Merger........................................   1
      SECTION 1.2.   Effect On Common Stock............................   2
      SECTION 1.3.   Exchange Of Certificates..........................   2
      SECTION 1.4.   Transfer Taxes; Withholding.......................   5
      SECTION 1.5.   Stock Options; Stock Purchase Plan; Warrants......   5
      SECTION 1.6.   No Further Ownership Rights in Common Stock.......   6
      SECTION 1.7.   Lost Certificates.................................   6
      SECTION 1.8.   Merger Closing....................................   6
      SECTION 1.9.   Tax Consequences..................................   6

   ARTICLE II THE SURVIVING CORPORATION................................   6
      SECTION 2.1.   Certificate Of Incorporation......................   6
      SECTION 2.2.   Bylaws............................................   7
      SECTION 2.3.   Officers And Directors............................   7

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   7
      SECTION 3.1.   Corporate Existence And Power.....................   7
      SECTION 3.2.   Corporate Authorization...........................   8
      SECTION 3.3.   Consents And Approvals; No Violations.............   8
      SECTION 3.4.   Capitalization....................................   9
      SECTION 3.5.   Subsidiaries......................................  10
      SECTION 3.6.   SEC Documents.....................................  10
      SECTION 3.7.   Financial Statements..............................  11
      SECTION 3.8.   Absence Of Undisclosed Liabilities................  11
      SECTION 3.9.   Registration Statement; Proxy Statement/Prospectus  11
      SECTION 3.10.  Absence Of Material Adverse Changes, Etc..........  12
      SECTION 3.11.  Taxes.............................................  13
      SECTION 3.12.  Employee Benefit Plans............................  14
      SECTION 3.13.  Litigation; Compliance With Laws..................  17
      SECTION 3.14.  Labor Matters.....................................  18
      SECTION 3.15.  Certain Contracts And Arrangements................  18
      SECTION 3.16.  Environmental Matters.............................  19
      SECTION 3.17.  Intellectual Property.............................  21
      SECTION 3.18.  Board Recommendation..............................  22
      SECTION 3.19.  Tax Treatment.....................................  22
      SECTION 3.20.  Financial Advisors' Fees..........................  22
      SECTION 3.21.  Anti-takeover Provisions; Rights Plan.............  22
      SECTION 3.22.  Insurance.........................................  23
      SECTION 3.23.  Section 162(m) of the Code........................  23
      SECTION 3.24.  Opinion of Company Financial Advisor..............  23
      SECTION 3.25.  Affiliate Transactions............................  23
      SECTION 3.26.  Relationship with Customers and Suppliers.........  23
      SECTION 3.27.  FDA Matters.......................................  24
      SECTION 3.28.  Title to Property.................................  25
      SECTION 3.29.  Affiliates........................................  25
      SECTION 3.30.  Absence of Questionable Payments..................  25

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                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........................  26
   SECTION 4.1.   Corporate Existence And Power............................................  26
   SECTION 4.2.   Corporate Authorization..................................................  26
   SECTION 4.3.   Consents And Approvals; No Violations....................................  26
   SECTION 4.4.   Capitalization...........................................................  27
   SECTION 4.5.   SEC Documents............................................................  27
   SECTION 4.6.   Financial Statements.....................................................  28
   SECTION 4.7.   Registration Statement; Proxy Statement/Prospectus.......................  28
   SECTION 4.8.   Share Ownership..........................................................  28
   SECTION 4.9.   Merger Sub's Operations..................................................  28
   SECTION 4.10.  Tax Treatment............................................................  28
   SECTION 4.11.  Finders' Fees............................................................  28

ARTICLE V PRECLOSING AND OTHER COVENANTS OF THE PARTIES....................................  28
   SECTION 5.1.   Conduct Of The Business Of The Company...................................  28
   SECTION 5.2.   Conduct of the Business of Parent........................................  31
   SECTION 5.3.   Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting  31
   SECTION 5.4.   Access to Information; Confidentiality Agreement.........................  32
   SECTION 5.5.   No Solicitation..........................................................  32
   SECTION 5.6.   Director and Officer Liability...........................................  34
   SECTION 5.7.   Commercially Reasonable Efforts..........................................  35
   SECTION 5.8.   Certain Filings..........................................................  35
   SECTION 5.9.   Public Announcements.....................................................  36
   SECTION 5.10.  Further Assurances.......................................................  36
   SECTION 5.11.  Employee Matters.........................................................  37
   SECTION 5.12.  Tax-Free Reorganization Treatment........................................  37
   SECTION 5.13.  Blue Sky Permits.........................................................  37
   SECTION 5.14.  Listing..................................................................  37
   SECTION 5.15.  Certain Notifications....................................................  37
   SECTION 5.16.  No Redemption of Rights Plan.............................................  38
   SECTION 5.17.  Request for Designation..................................................  38
   SECTION 5.18.  Rule 145 Affiliates......................................................  38

ARTICLE VI CONDITIONS TO THE MERGER........................................................  38
   SECTION 6.1.   Conditions To Each Party's Obligations...................................  38
   SECTION 6.2.   Conditions To The Company's Obligation To Consummate The Merger..........  39
   SECTION 6.3.   Conditions To Parent's And Merger Sub's Obligations To Consummate The
                  Merger...................................................................  39

ARTICLE VII TERMINATION....................................................................  40
   SECTION 7.1.   Termination..............................................................  40
   SECTION 7.2.   Effect of Termination....................................................  41
   SECTION 7.3.   Fees.....................................................................  41
   SECTION 7.4.   Interim Financing........................................................  42

ARTICLE VIII MISCELLANEOUS.................................................................  42
   SECTION 8.1.   Notices..................................................................  42
   SECTION 8.2.   Survival Of Representations And Warranties...............................  43
   SECTION 8.3.   Interpretation...........................................................  43
   Section 8.4.   Amendments, Modification And Waiver......................................  43

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                               TABLE OF CONTENTS

                                                             Page
                                                             ----
                  SECTION 8.5.   Successors And Assigns.....  44
                  SECTION 8.6.   Specific Performance.......  44
                  SECTION 8.7.   Governing Law..............  44
                  SECTION 8.8.   Severability...............  44
                  SECTION 8.9.   Third Party Beneficiaries..  44
                  SECTION 8.10.  Entire Agreement...........  44
                  SECTION 8.11.  Counterparts; Effectiveness  44

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

                            TABLE OF DEFINED TERMS

 Term                                                                Section
 ----                                                             -------------
 1993 Plan.......................................................    1.5(a)
 2001 Financial Statements.......................................      3.7
 Acquisition Agreement...........................................    5.5(b)
 Acquisition Proposal............................................    5.5(a)
 Additional Financing............................................      7.4
 Additional SVB Funds............................................      7.4
 Affected Employee...............................................    5.11(a)
 Affiliate Letter................................................     5.18
 Agreement....................................................... Introduction
 Antitrust Law...................................................    5.8(f)
 Base Amount.....................................................   1.3(h)(i)
 Benefit Arrangements............................................   (h)(i)(1)
 Benefit Plan....................................................    3.12(b)
 Benefit Plans...................................................    3.12(a)
 Certain Stockholders............................................   Recitals
 Certificate Of Merger...........................................    1.1(b)
 Certificates....................................................    1.3(b)
 Cleanup.........................................................  3.16(a)(i)
 Closing.........................................................      1.8
 Closing Capitalization..........................................   1.3(g)(i)
 Closing Date....................................................      1.8
 Code............................................................   Recitals
 Commitments to change Benefit Arrangements or Remuneration Plans 3.12(n)(i)(3)
 Common Stock....................................................   Recitals
 Company......................................................... Introduction
 Company Disclosure Schedule..................................... Introduction
 Company Financial Advisor.......................................     3.20
 Company Group...................................................    3.11(a)
 Company Material Adverse Effect.................................      3.1
 Company Option Plans............................................    1.5(a)
 Company Products................................................    3.27(a)
 Company SEC Documents...........................................      3.6
 Company Securities..............................................    3.4(a)
 Company Stockholders' Meeting...................................      3.9
 Company Warrant.................................................    1.5(c)
 Confidentiality Agreement.......................................    5.4(b)
 Contract........................................................    3.15(a)
 Convertible Securities..........................................   1.3(g)(i)
 DGCL............................................................   Recitals
 Director Plan...................................................    1.5(a)
 Effective Time..................................................    1.1(b)
 Environmental Audits............................................    3.16(f)
 Environmental Claim.............................................  3.16(a)(ii)
 Environmental Laws.............................................. 3.16(a)(iii)
 Equipment.......................................................    3.28(c)
 ERISA Affiliate.................................................    3.12(a)
 ESPP............................................................    1.5(b)
 ESPP Date.......................................................    1.5(b)
 Exchange Act....................................................    3.3(b)

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
                 Term                               Section
                 ----                            -------------
                 Exchange Agent.................    1.3(a)
                 Exchange Fund..................    1.3(a)
                 Exchange Ratio.................    1.2(c)
                 Exercise Period................    1.5(a)
                 FDA............................    3.27(a)
                 Foreign Authorities............    3.27(a)
                 Form S-4.......................      3.9
                 GAAP...........................      3.7
                 Governmental Entity............    3.3(b)
                 Group Outcome..................     3.20
                 Hazardous Materials............  3.16(a)(iv)
                 HSR Act........................    3.3(b)
                 Indemnitees....................    5.6(b)
                 Intellectual Property..........    3.17(e)
                 Interim Financing..............      7.4
                 IRS............................    3.12(a)
                 Leased Real Property...........    3.28(a)
                 Licenses.......................      3.1
                 Lien...........................    3.5(b)
                 Material Business..............    5.5(a)
                 Material Contract..............    3.15(a)
                 Merger.........................    1.1(a)
                 Merger Consolidation...........    1.3(b)
                 Merger Sub..................... Introduction
                 Notice.........................    1.5(a)
                 NYSE...........................    1.2(c)
                 Option Holder..................    1.5(a)
                 Options........................    1.5(a)
                 Parent......................... Introduction
                 Parent Loan....................      7.4
                 Parent Material Adverse Effect.      4.1
                 Parent Preferred Stock.........      4.4
                 Parent SEC Documents...........      4.5
                 Parent Series A Preferred Stock      4.4
                 Parent Shares..................   Recitals
                 Parent Stock Price.............    1.2(c)
                 Pension Plan...................    3.12(c)
                 Permits........................    3.13(b)
                 Permitted Liens................    3.28(b)
                 Person.........................    1.3(a)
                 plan of reorganization.........      1.9
                 Preferred Stock................    3.4(a)
                 Proxy Statement/Prospectus.....      3.9
                 Release........................  3.16(a)(v)
                 Remuneration Plans............. 3.12(n)(i)(2)
                 Representatives................    5.4(a)
                 Represented Capitalization.....   1.3(g)(i)
                 Rights Plan....................    3.21(b)
                 SEC............................      3.6
                 Secretary Of State.............    1.1(b)
                 Securities Act.................    3.3(b)

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
                         Term                  Section
                         ----                  --------
                         Share Price..........  1.2(c)
                         Subsidiary...........  3.5(a)
                         Superior Proposal....  5.5(a)
                         Surviving Corporation  1.1(a)
                         Tax Return........... 3.11(b)
                         Taxes................ 3.11(b)
                         Termination Fee......  7.3(a)
                         Voting Agreement..... Recitals
                         Voting Company Debt..  3.4(b)
                         WARN................. 3.12(m)
                         WARN Act............. 5.11(c)

   AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2002 (this "Agreement"), by and among Fusion Medical Technologies, Inc., a Delaware corporation (the "Company"), Baxter International Inc., a Delaware corporation ("Parent") and HB2002 Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and Parent as sole stockholder of Merger Sub, have each approved, and the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of, the Company and the stockholders of the Company to enter into, this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of common stock, par value $0.001 per share (the "Common Stock"), of the Company (other than shares of Common Stock owned, directly or indirectly, by Parent or by Merger Sub immediately prior to the Effective Time), together with the attached Rights, will, upon the terms and subject to the conditions and limitations set forth herein, be converted into shares of common stock, par value $1.00 per share, of Parent (the "Parent Shares"), together with the attached rights pursuant to the Rights Agreement, dated as of December 12, 1998, between Parent and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York), as Rights Agent, as amended, in accordance with the provisions of
Article I of this Agreement; and

   WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code").

   WHEREAS, simultaneously with the execution and delivery of this Agreement and in order to induce Parent and Merger Sub to enter into this Agreement, the executive officers, Directors and certain other principal stockholders of the Company (the "Certain Stockholders") have executed and delivered to Parent an agreement (the "Voting Agreement") pursuant to which the Certain Stockholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement, including voting their shares of Common Stock in favor of approval of this Agreement.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

SECTION 1.1.  The Merger

   (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and shall continue under the name "Fusion Medical Technologies, Inc."

   (b) Concurrently with the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the "Certificate Of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary Of State") as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

   (c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL, except as otherwise provided herein. Subject to the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

SECTION 1.2.  Effect On Common Stock.   At the Effective Time:

   (a) Cancellation Of Shares Of Common Stock. Each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into Parent Shares pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the Parent Shares into which such shares of Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.3(c) hereof and (iii) any cash, without interest, to be paid in lieu of any fraction of a Parent Share in accordance with Section 1.3(d) hereof.

   (b) Capital Stock Of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   (c) Conversion Of Shares Of Common Stock. Subject to the other provisions of Article I, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof), together with the attached Rights, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and extinguished and automatically converted into the right to receive the fraction (the "Exchange Ratio") of a Parent Share (calculated and rounded to the nearest ten-thousandth of one share) equal to $10.00 (the "Share Price") divided by the Parent Stock Price (as defined below). The "Parent Stock Price" shall be an amount equal to the average closing sale price of one Parent Share, as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape for the ten (10) consecutive trading days ending on and including the third (3rd) trading day prior to the date of the Company Stockholders' Meeting.

SECTION 1.3.  Exchange Of Certificates.

   (a) Prior to the mailing of the Proxy Statement EquiServe Trust, N.A. or such other bank, trust company, Person or Persons as shall be designated by Parent and reasonably acceptable to the Company shall act as the exchange agent for the delivery of the Parent Shares in exchange for shares of Common Stock (the "Exchange Agent") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the certificates representing Parent Shares, for the benefit of the holders of shares of Common Stock which are converted into Parent Shares pursuant to Section 1.2(c) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.3(c) hereof and (ii) make payments in lieu of fractional Parent Shares, pursuant to Section 1.3(d) hereof, being hereinafter referred to as the "Exchange Fund"). For purposes of this Agreement, "Person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

   (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for a certificate or certificates representing that number of whole Parent Shares, if any, into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Parent Shares in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the number of Parent Shares for each share of Common Stock formerly represented by such Certificate (the "Merger Consolidation"), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable pursuant to Sections 1.3(c) and (d) below upon the surrender of the Certificates.

   (c) No dividends or other distributions with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(c) hereof and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 1.3(d) hereof until such Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 1.3(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares.

   (d) Notwithstanding any other provision of this Agreement, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Parent Shares. In lieu of any such fractional security, each holder of shares of Common Stock otherwise entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares that otherwise would be received by such holder) will be entitled to receive in accordance with the provisions of this Section 1.3 from the Exchange Agent a cash payment (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Stock Price.

   (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent (subject to Section 1.3(f) hereof) for their claim for Parent Shares, any cash without interest, to be paid, in lieu of any fractional Parent Shares and any dividends or other distributions with respect to Parent Shares to which such holders may be entitled.

   (f) None of Parent, Merger Sub, Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which (i) any Parent Shares, (ii) any cash in lieu of fractional Parent Shares or (iii) any dividends or distributions with respect to Parent Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Parent Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

   (g) (i) The parties understand and agree that the Share Price has been calculated based upon the accuracy of the representations and warranties set forth in Section 3.4 and that, in the event the capitalization of the Company as of the Closing Date is different than the capitalization of the Company as set forth in Section 3.4 (other than as a result of the exercise or conversion in accordance with their terms or the terms of this Agreement of any options, warrants, securities or other agreements specifically set forth in Section 3.4, including the ESPP), and that as a result of such difference the aggregate dollar value (as determined below) of the outstanding shares of Common Stock, Options, warrants and other securities exercisable or convertible into shares of Common Stock (such Options, warrants and other securities being collectively referred to as "Convertible Securities"), as of the Closing Date ((i) without giving effect to the exercise or conversion of any Convertible Securities or the issuance of any shares of Common Stock pursuant to the ESPP as set forth in
Section 3.4, and (ii) including as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into shares of Common Stock, recapitalization, or other like change occurring after the date of this Agreement) (the "Closing Capitalization") differs by an amount that is greater than one-tenth of one percent (0.1%) of the aggregate dollar value (as determined below) of the shares of Common Stock and Convertible Securities calculated based on the capitalization of the Company as specifically set forth in Section 3.4 (the "Represented Capitalization"), the Share Price shall be adjusted (up or down, as applicable) by multiplying it by a fraction, the numerator of which is the Represented Capitalization and the denominator of which is the Closing Capitalization. Any adjustment to the Share Price shall be rounded to the nearest ten thousandth (1/10,000) of one cent.

   (ii) For purposes of calculating the aggregate dollar value of each of the Closing Capitalization and the Represented Calculation, each share of Common Stock shall equal the Share Price (except that, for purposes of calculating the Closing Capitalization, each Convertible Security exercised or converted prior to Closing shall be calculated as a Convertible Security as if it had not been so exercised or converted, and the shares of Common Stock issued pursuant to the ESPP in accordance with its terms and as set forth in Section 3.4 shall be calculated as if they had not been issued) and each Convertible Security shall be calculated on the basis of the difference between (x) the exercise or conversion price of such Convertible Security (if less than the Share Price) and (y) the Share Price; and disregarding any Convertible Security with an exercise or conversion price of equal to or more than the Share Price.

   (h) In the event that the Company shall obtain Interim Financing pursuant to
Section 7.4 hereof, and after giving effect to the adjustment of the Share Price pursuant to Section 1.3(g) above, if any, the Share Price shall be adjusted by multiplying it by a fraction, the numerator of which is the Closing Capitalization and the denominator of which is the sum of the Closing Capitalization and the Loan Adjustment Amount. Any adjustment to the Share Price shall be rounded to nearest ten thousandth (1/10,000) of one cent. The Loan Adjustment Amount shall be equal to the sum of:

      (i) one hundred percent (100%) of any Interim Financing up to $500,000 (the "Base Amount") ;

      (ii) fifty percent (50%) of any Interim Financing provided pursuant to a Parent Loan or an Additional Financing (but excluding any Additional SVB Funds) above the Base Amount and up to one million dollars ($1,000,000); and

      (iii) one hundred percent (100%) of any Interim Financing in excess of one million dollars ($1,000,000).

   SECTION 1.4. Transfer Taxes; Withholding. If any certificate for a Parent Share is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of the Parent Shares (or cash in lieu of fractional Parent Shares) to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Parent Shares (or cash in lieu of fractional Parent Shares) otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

SECTION 1.5.  Stock Options; Stock Purchase Plan; Warrants.

   (a) Stock Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each employee, consultant or director of the Company (each, an "Option Holder") who has been granted an option to acquire shares of Common Stock ("Options") under the Huckleberry 1993 Stock Option Plan (the "1993 Plan") or the Huckleberry Director Option Plan (the "Director Plan," and together with the 1993 Plan, the "Company Option Plans") which is outstanding at such time shall receive notice (the "Notice"), in accordance with the provisions of the Company Option Plans, that such Option, whether or not then exercisable, vested or unvested, is exercisable for a period beginning on the date of Notice and ending on a date specified in the Notice, which shall be no later than the Effective Time (the "Exercise Period"). The duration of the Exercise Period shall be determined in accordance with the provisions of the Company Option Plan under which the Option was granted, the exercisability of any such Option shall be contingent upon the occurrence of the Merger (except in the case of an Option which is already exercisable without regard to the accelerated exercisability provided by the Notice) and the actual exercise of each such Option shall not occur until immediately prior to the Effective Time. The Board of Directors of the Company (or committee) shall also adopt procedures pursuant to which each Option Holder may give notice to the Company during the Exercise Period of his or her intent to exercise any such Option, including allowing for cashless exercise by the Option Holders whereby Options would be converted to Common Stock without payment of cash. At the Effective Time, all Exercise Periods shall expire and all Options shall be terminated. Notwithstanding anything herein to the contrary, (i) the Company shall submit the form of all Notices to be sent to each Option Holder to Parent and Merger Sub at least three (3) business days prior to being sent to any such Option Holder for the prior written approval of Parent and Merger Sub of such Notice (such approval not to be unreasonably withheld), and (ii) all Notices shall be delivered to each Option Holder in such a manner as to confirm and provide evidence of receipt of such Notice by each Option Holder.

   (b) Employee Stock Purchase Plan. As of the earlier to occur of (i) May 31, 2002 and (ii) the last day of a regular payroll period of the Company ending prior to the Closing Date (the "ESPP Date"), all offering and purchase periods under way under the Company's 1996 Employee Stock Purchase Plan (the "ESPP") shall be terminated and each participant's ESPP option shall be exercised automatically on such ESPP Date. As of the date of this Agreement, no new offering or purchase periods shall be commenced under the ESPP. The Company shall take all necessary action, including providing all required notices to participants, to ensure that the rights of participants in the ESPP with respect to any such offering or purchase periods shall be determined by treating the ESPP Date as the last day of such offering and purchase periods. The Company shall freeze, effective as of the date of this Agreement, existing participation levels of each participant under the ESPP and accept no new participants.

   (c) Warrants. At the Effective Time, Parent shall assume each warrant to purchase Common Stock then outstanding as set forth on Section 3.4(b) of the Company Disclosure Schedule (each, a "Company Warrant") in accordance with the terms (as in effect as of the date hereof) of such Company Warrants. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for Parent Shares, (b) the number of Parent Shares subject to each Company Warrant shall be equal to the number of shares of Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (c) the per share exercise price under each such Company Warrant shall be equal to the per share exercise price under such Company Warrant divided by the Exchange Ratio, rounding up to the nearest whole cent and (d) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 1.5(c) and to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided herein.

   SECTION 1.6. No Further Ownership Rights in Common Stock. All Parent Shares issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.3(d) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, at any time following the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

   SECTION 1.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the execution of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holder thereof is entitled pursuant to this Article I.

   SECTION 1.8. Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Philadelphia time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Parent at One Baxter Parkway, Deerfield, IL 60015 unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").

   SECTION 1.9. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties (i) acknowledge that, following the Merger, Parent intends to cause the Surviving Corporation to merge with and into a wholly-owned first-tier subsidiary of Parent (the "Follow-On Merger"), and (ii) intend that the Merger and such Follow-On Merger shall be viewed an integrated transaction qualifying as a reorganization for federal income tax purposes within the meaning of Section 368 of the Code.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

   SECTION 2.1. Certificate Of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be the same in substance as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such Certificate of

Incorporation of the Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Fusion Medical Technologies, Inc."

   SECTION 2.2. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the bylaws of such entity.

SECTION 2.3.  Officers And Directors.

   (a) From and after the Effective Time, the officers of the Surviving Corporation at the Effective Time shall be the officers of the Company, until the earlier of their resignation or removal or until their respective successors are duly appointed in accordance with applicable law and the certificate of incorporation and bylaws of such entity.

   (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law and the certificate of incorporation and bylaws of such entity.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent. The disclosure schedule shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "Company Disclosure Schedule") as follows:

   SECTION 3.1. Corporate Existence And Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents, franchises, permits and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets (including intangible assets), properties or results of operations of the Company and its Subsidiaries, taking the Company and its Subsidiaries together as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following in and of themselves shall be taken into account in determining whether there has been or will be, a Company Material Aderse Effect: (a) any change in the market price or trading volume of the Company's stock after the date hereof, in and of itself; (b) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that the reasons for any such failure may be taken into account in determining whether there has been or will be a Company Material Adverse Effect; (c) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (d) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (i) the industries in which the Company participates, including actions by the FDA or Foreign Authorities, (ii) the U.S. economy as a whole or (iii) foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales, which changes, effects, events, occurrences, state of facts or developments in the case of (i), (ii) or (iii) of this sentence do not disproportionately affect the Company in any material respect; (e) any adverse change, effect, event, occurrence, state of facts or development attributable to the product risks disclosed on the inserts enclosed with the Company's products as of the date of this Agreement; or (f) any adverse change, effect, event, occurrence, state of facts or development attributable to any action by the FDA or Foreign Authorities (i) to reclassify thrombin-containing devices as biologicals, or
(ii) to the extent resulting from or related to the filing of the letter pursuant to Section 5.17.

SECTION 3.2.  Corporate Authorization.

   (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, except the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

   (b) Under applicable law, the current Certificate of Incorporation and bylaws of the Company and the rules of The Nasdaq Stock Market, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the bylaws of the Company, applicable law and this Agreement, is the only vote of any class or series of capital stock of the Company or its Subsidiaries required to approve and adopt this Agreement.

SECTION 3.3.  Consents and Approvals; No Violations.

   (a) Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate any provision of the current Certificate of Incorporation or the bylaws (or other governing or organizational documents) of the Company or any of its Subsidiaries, as the case may be; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation or loss of a benefit, or result in the creation of any Lien upon any properties or assets of the Company) under any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 3.3(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

   (b) No filing or registration with, notification to, or authorization, consent, order or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, local, multinational (including the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or any applicable foreign antitrust laws or laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

SECTION 3.4.  Capitalization.

   (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "Preferred Stock"). As of the date of this Agreement, there are 14,225,074 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. All shares of Common Stock to be issued after the date hereof pursuant to the Option Plans and the ESPP will be duly authorized and validly issued and be fully paid and nonassessable and will not be issued in violation of any preemptive rights. As of the date of this Agreement, there are outstanding Options to purchase 3,025,905 shares of Common Stock and 69,750 shares of Common Stock are available for future issuance pursuant to the ESPP. As of the date of this Agreement, (i) the aggregate payroll deduction amount for the ESPP for the Current Offering Period (as such term is defined in the ESPP) is $79,080 (ii) the purchase price on the first day of the current Offering Period (as such term is defined in the ESPP) under the ESPP is $4.675 per share of Common Stock, and (iii) the payroll deduction per payroll period under the ESPP will not exceed $14,190. Section 3.4(a) of the Company Disclosure Schedule sets forth the exercise prices and number of shares of Common Stock issuable under outstanding Company Warrants and options under the 1993 Plan and the Director Plan. Except as set forth in this Section 3.4 or in
Section 3.4(b) of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or provide preemptive or registration rights with respect to, any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

   (b) There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"). Except as set forth in Section 3.4(a) or (b) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any loans to any Person in respect of the purchase of securities issued by the Company.

   (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company.

SECTION 3.5.  Subsidiaries.

   (a) Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material Licenses required to carry on its business as now conducted and (iii) except as disclosed in
Section 3.5 of the Company Disclosure Schedule is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary (to the extent the applicable jurisdiction recognizes concepts of qualification and good standing), except for failures of this representation and warranty to be true which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. Each Subsidiary of the Company and its respective jurisdictions of incorporation are identified in Section 3.5 of the Company Disclosure Schedule.

   (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company (other than, if necessary, shares constituting directors' qualifying shares or similar shares and shares required to be owned by citizens of such Subsidiary's jurisdiction of organization) free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance rights or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

   SECTION 3.6. SEC Documents. The Company has filed all required reports, proxy statements, registration statements, forms and other documents (the "Company SEC Documents") required to be filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Company's Form 10-K for the year ended December 31, 2000 has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Document or are not required to be filed with the SEC or as otherwise described in Section 3.6 of the Company Disclosure Schedule.

   Section 3.7. Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents filed with the SEC since December 31, 2000 and the audited year end financial statements (including balance sheet, income statement and statement of cash flows) for the Company as of and for the annual period ended December 31, 2001 set forth on Section 3.7 of the Company Disclosure Schedule (the "2001 Financial Statements") (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). No subsidiary of the Company is required to file periodic reports with the SEC under the Exchange Act.

   SECTION 3.8. Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents, the 2001 Financial Statements or Section 3.8 of the Company Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the 2001 Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP), including, to the Company's knowledge, (i) liabilities that have been asserted with respect to any products of the Company or any of its Subsidiaries that are based on a theory of strict product liability, negligence or other tort theories or (ii) liabilities of the Company or any of its Subsidiaries that have been asserted for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by the Company or any of its Subsidiaries (other than any claim based on standard warranty obligations made by the Company or any of its Subsidiaries in the ordinary course of business to purchasers of the Company's or its Subsidiaries' products), except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   SECTION 3.9. Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Shares in or as a result of the Merger (including amendments thereto) (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by the Company pursuant to Section 5.3 hereof (the "Proxy Statement/Prospectus") will, at the date mailed to the stockholders of the Company, at the time of the stockholders meeting of the Company in connection with the transactions contemplated hereby (the "Company Stockholders' Meeting") or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   SECTION 3.10. Absence of Material Adverse Changes, Etc. Except as set forth in the Company SEC Documents or in the 2001 Financial Statements, since December 31, 2001, there has not been a Company Material Adverse Effect, and to the Company's knowledge, there has been no event, change effect or development, individually or in the aggregate, that has had, or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations hereunder. Without limiting the foregoing, except as disclosed in the Company SEC Documents, the 2001 Financial Statements or Section 3.10 of the Company Disclosure Schedule, or as contemplated by this Agreement, since December 31, 2001 the Company and its Subsidiaries have conducted their business in the ordinary course of business and there has not been:

      (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

      (b) any amendment of any provision of the Certificate of Incorporation or bylaws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary of the Company;

      (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities in the ordinary course of business;

      (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

      (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business;

      (f) issuance of Company Securities other than pursuant to Options outstanding as of December 31, 2001 and the issuance of Options after such date in the ordinary course of business (and the issuance of Company Securities pursuant thereto) and pursuant to the ESPP;

      (g) acquisition or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business) or any merger or consolidation with any third party, by the Company or any of its Subsidiaries;

      (h) any split, combination or reclassification of the Company's capital stock or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or of any other equity interests in the Company;

      (i) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

      (j) entry by the Company into any joint venture, partnership or similar agreement with any Person other than a wholly-owned Subsidiary;

      (k) release or extinguishment of any material claims or rights against any Person; or

      (l) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

SECTION 3.11.  Taxes.

   (a) Except as set forth in Section 3.11 of the Company Disclosure Schedule,

      (1) all Federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have had, or reasonably be expected to have, a Company Material Adverse Effect;

      (2) all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have had, or reasonably be expected to have, a Company Material Adverse Effect;

      (3) there is no presently pending and, to the knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy which would, individually or in the aggregate, have had, or reasonably be expected to have, a Company Material Adverse Effect with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group;

      (4) the Company and each Subsidiary of the Company has not filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which would, individually or in the aggregate, have had, or reasonably be expected to have, a Company Material Adverse Effect;

      (5) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid;

      (6) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of such a Tax; and

      (7) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

   (b) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

SECTION 3.12.  Employee Benefit Plans.

   (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of all material "employee benefit plans" (as defined in Section 3(3) of ERISA including any "multiemployer pension plans" as defined in Section 3(37) of ERISA), employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance (including any policy under which an employee of the Company or any of its Subsidiaries is named as insured, and as to which the Company or any of its Subsidiaries makes premium payments, whether or not the Company or any of its Subsidiaries is the owner, beneficiary or both, of such policy) and vacation benefits (other than those required to be maintained by law), whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic, currently maintained or contributed to, or required to be maintained or contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employees, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the "Benefit Plans"). As applicable with respect to each Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or ever had any liability (whether direct, indirect, contingent or otherwise) with respect to any plan which is or has been subject to Title IV of ERISA (including any "multiemployer pension plans" as defined in Section 3(37) of ERISA. "ERISA Affiliate" means (A) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (with the meaning of Section 414(b) of the Code) as the Company; (B) any partnership, trade or business (whether incorporated or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Company; and (C) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (A) or any partnership, trade or business described in clause (B) of this paragraph.

   (b) No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company and any of its Subsidiaries or any ERISA Affiliate could be subject to any liability under the terms of any Benefit Plan, under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable law, rule or regulation, domestic or foreign, other than any condition or set of circumstances that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate has incurred or would reasonably be expected to incur any liability in respect of any employee benefit plan maintained by an ERISA Affiliate but not included within the term "Benefit Plan" or by any Person other than the Company, its Subsidiaries or any ERISA Affiliate.

   (c) The Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") and the related trusts are intended to meet the requirements for such qualification, and the Company has no knowledge of any events or circumstances that would compromise such qualified status. All Pension Plans have received determination letters (or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such letter) from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the knowledge of the Company is there any reason for such revocation, nor has any Pension Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect which would adversely affect its qualification.

   (d) Section 3.12(d) of the Company Disclosure Schedule lists: (i) the amount of any unfunded deferred compensation and (ii) the present value of any obligation to provide medical, or to the knowledge of the Company, life insurance benefits to any retiree determined in accordance with Statement of Financial Accounting Standard No. 106. For the purposes of this Section 3.12(d) unfunded liabilities and projected costs have been determined using actuarial methods and assumptions that are, individually and in the aggregate, reasonable.

   (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) nor any fiduciary breach has occurred with respect to any Benefit Plan which would result in the imposition, directly or indirectly, of any penalty or excise tax under Section 4975 of the Code or Section 502(i) or Section 502(l) of ERISA that would, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

   (f) Except as set forth on Section 3.12(f) of the Company Disclosure Schedule or as set forth in Section 1.5 of this Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein will not (i) require the Company, any of its Subsidiaries or any ERISA Affiliate to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or any other program, agreement, policy or arrangement or (ii) create or give rise to any additional vested rights or service credits under any Benefit Plan or any other program, agreement, policy or arrangement.

   (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate is a party to or is bound by any severance agreement, program or policy.

   (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under
Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries or any ERISA Affiliate is contractually or otherwise obligated (whether or not in writing) to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 733 of ERISA and Sections 4980B, 9801 and 9833 of the Code.

   (i) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (i) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(l) of the Code, complies in all material respects with the applicable requirements of Sections 601 through 733 of ERISA and Sections 4980B(f), 9801 and 9833 of the Code, and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company, any of its Subsidiaries or any ERISA Affiliate on or at any time after the Effective Time.

   (j) Except as set forth on Section 3.12(j) of the Company Disclosure Schedule, there are no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any employee of the Company, any of its Subsidiaries or any ERISA Affiliate, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, maintained outside the jurisdiction of the United States.

   (k) No lawsuit, investigation, claim (other than a routine claim for benefits) or complaint by any person or government agency have been filed or is pending or threatened and no facts or contemplated events exist that can reasonably be expected to give rise to any such lawsuit, investigation, claim (other than a routine claim for benefits) or complaint, with respect to a Benefit Plan.

   (l) Except as set forth on Section 3.12(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is delinquent as to contributions or payments to or in respect of any Benefit Plan as to which it is obligated to make a contribution, and all contributions due and owing to any Benefit Plan have been made.

   (m) The Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. Section 3.12(m) of the Company Disclosure Schedule lists (i) all the employees terminated or laid off by the Company and its Subsidiaries during the ninety (90) days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary of the Company who have experienced a reduction in hours of work of more than fifty percent (50%) (other than voluntary reductions in hours per week) during any month during the ninety (90) days prior to the date hereof and describes all notices given by the Company and its Subsidiaries in connection with WARN.

   (n) Non-U.S. Benefit Plans.

   (i) Section 3.12(n) of the Company Disclosure Schedule contains a true and complete list of all:

      (1) Non-U.S. Benefit Arrangements into which the Company or its Subsidiaries have entered (other than the benefit arrangements required by national or state law), including all benefit arrangements required on an industry wide basis as well as legally required benefit arrangements which were implemented to avoid affiliation to a national or industry wide plan. For purposes of the foregoing, "Benefit Arrangements" means all arrangements, whether written or verbally agreed, on a group or individual basis, whether funded or not, which grant a retirement, death, hospitalization, medical, dental, disability or long service recognition benefit to any employee, former employee, or director.

      (2) Non-U.S. Remuneration Plans into which the Company or its subsidiaries have entered. For purposes of the foregoing, "Remuneration Plans" includes, but is not limited to, base salary, bonuses, incentive remuneration programs, vacation pay, profit sharing plans, termination indemnities and any form of plans maintained by the Company or its Subsidiaries which provide stock, phantom stock, or stock appreciation rights or deferred remuneration programs which are applicable to Non-U.S. employees.

      (3) Plans and commitments, whether legally binding or not, to create any additional plan or modify or change any existing Benefit Arrangement or Remuneration Plan, that would affect any plan beneficiary (such formal plans and commitments will collectively be referred to as the "Commitments to change Benefit Arrangements or Remuneration Plans").

   (ii) The Company has made available to Parent (a) true and complete copies of all material documents and material relating to the Benefit Arrangements and Remuneration Plans or the Commitments to change Benefit Arrangements or Remuneration Plans, all amendments to the Benefit Arrangements and Remuneration Plans, and any foundation or other funding arrangement, (b) a copy of the most recent summary plan description and all material employee communication relating to each such Benefit Arrangement or Remuneration Plan or Commitment to change Benefit Arrangement or Remuneration Plans and (c) copies of the three most recent annual reports prepared for each such Benefit Arrangement or Remuneration Plan or Commitment to change Benefit Arrangement or Remuneration Plans.

   (iii) Except as specifically set forth in Section 3.12(n) of the Company Disclosure Schedule, all the Benefit Arrangements which are intended, to the extent allowable, to obtain tax exemption on contributions, benefits and/ or invested assets under the appropriate legislation, to the Company's knowledge, meet, and since their inception have met, the requirements for such tax exemption under the appropriate legislation. Since their inception, these plans have been exempt from taxation to the extent allowable by the appropriate legislation. To the Company's knowledge, the tax exemption of the Benefit Arrangements is not the subject of examination or pending cancellation. Each Benefit Arrangement has been operated in all material respects in accordance with its provisions and in compliance with the statutes, rules and regulations governing each such Benefit Arrangement, including rules and regulations promulgated by the appropriate government departments and other statutorily empowered bodies. To the knowledge of the Company, no event has occurred that could subject any party to the imposition of any penalty. There has been no failure to act on the part of the Company, a Benefit Arrangement, a fiduciary or a mandated custodian of any Benefit Arrangement that could subject any party to the imposition of a penalty. For purposes of this paragraph, (a) "any party" means the Company, Parent, a Benefit Arrangement, a fiduciary or a mandated custodian of a Benefit Arrangement, (b) "any penalty" means any material tax, penalty or other liability, whether by way of indemnity or otherwise.

   (iv) Each Benefit Arrangement has been maintained in compliance with the minimum funding standards of the appropriate legislation. No such Benefit Arrangement has incurred any funding deficiency as defined by the appropriate legislation, whether or not waived. The Company has not sought nor received a waiver of funding requirements with respect to any Benefit Arrangement. With respect to each Benefit Arrangement, the benefits to be provided under such plan which have accrued in accordance with applicable legislation on or prior to Closing Date have been paid and/or properly reflected on the books and records and other financial reports of the Company. With respect to each Benefit Arrangement and Remuneration Plan, the benefits to be provided under such Plans have been accrued in accordance with GAAP, and that lack of materiality has not been used as a reason to omit accruals. Other than as contemplated under Section 1.5 of this Agreement, the execution of, and performance of the transactions contemplated by this Agreement, will not constitute an event under any Benefit Arrangement or Remuneration Plan that will or may result in any payment, acceleration, vesting or increase in benefits with respect to any Plan beneficiary.

   (o) In addition to, and not in limitation of, the more specific representations set forth in the preceding provisions of this Section 3.12, to the knowledge of the Company each Benefit Plan has been maintained and administered by the Company, each of its Subsidiaries and their respective agents in material compliance with ERISA and all applicable laws.

SECTION 3.13.  Litigation; Compliance With Laws.

   (a) Except as set forth in the Company SEC Documents or in Section 3.13(a) of the Company Disclosure Schedule, there is no action, claim, suit or proceeding (including arbitration proceedings) instituted, pending, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries or any of their respective properties, assets, interest or rights or for which the Company or any of its Subsidiaries is obligated to indemnify a third party before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any court or arbitrator or any Governmental Entity outstanding against the Company or any of its Subsidiaries, which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

   (b) The Company and its Subsidiaries are in compliance with all applicable laws, statutes, ordinances, rules and regulations of any Governmental Authority applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a

Company Material Adverse Effect. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, all governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 3.14. Labor Matters. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's or any of its Subsidiaries employees is underway; (iii) there is no unfair labor practice, charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure and there has been no claim therefor asserted in writing against the Company or any of its Subsidiaries; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (vi) there are no collective bargaining agreements with any union covering employees of the Company or any of its Subsidiaries; (vii) the Company and all of its Subsidiaries are in compliance with applicable federal, state, local or foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws relating to unfair labor practices, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (viii) there is no claim, charge, action or investigation pending, or, to the Company's knowledge, threatened before any court or administrative agency alleging a violation by the Company or any of its Subsidiaries of any law, regulation, or ordinance relating to conditions or terms of employment, including the Fair Labor Standards Act, the Occupational Safety and Health Act, the Age Discrimination Act, the Americans with Disability Act, the Family Medical Leave Act, Title VII of the Civil Rights Act, or any similar state or municipal law or ordinance; and (ix) to the Company's knowledge, no federal, state or local agency responsible for the enforcement of labor or employment laws, immigration laws or occupational health and safety laws intends to conduct or is currently conducting an investigation with respect to the Company or its Subsidiaries, except for such exceptions to the foregoing clauses (i) through (ix) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.15.  Certain Contracts And Arrangements.

   (a) Other than Contracts that are terminable by the Company or any of its Subsidiaries upon thirty (30) days' or less notice and other than Benefit Plans, Section 3.15 of the Company Disclosure Schedule sets forth all oral and written contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments binding on the Company or its Subsidiaries or their respective assets and properties or pursuant to which the Company or any Subsidiary has rights against any Person, (each a "Contract"), that are material to the business of the Company and its Subsidiaries, taken as a whole (each, a "Material Contract"), including:

      (i) joint venture and partnership agreements,

      (ii) Contracts containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals,

      (iii) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000,

      (iv) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $100,000 in the aggregate, letters of credit or other agreements or instruments of the Company or any of its Subsidiaries or commitments for the borrowing or the lending by the Company or any of its Subsidiaries of amounts in excess of $100,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any of its Subsidiaries with an aggregate value in excess of $100,000, except for such obligations to vendors and suppliers incurred in the ordinary course of business, all of which are reflected in the accounting records of the Company,

      (v) Contracts associated with off-balance sheet financing in excess of $100,000 in the aggregate, including arrangements for the sale of receivables,

      (vi) any material license, sublicense or other Contract pertaining to intellectual property used by the Company or any of its Subsidiaries in the conduct of their respective businesses, and by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use any intellectual property,

      (vii) except as disclosed in the 2001 Financial Statements, stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements where the consideration in any individual transaction exceeds $100,000 since January 1, 1999,

      (viii) Contracts which contain minimum purchase conditions in excess of $100,000 with respect to inventory purchases for resale, and $100,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing or distribution relationships of the Company of any of its Subsidiaries (including after consummation of any of the transactions contemplated hereby), the Parent or any of its affiliates, or any customer, licensee or lessee thereof,

      (ix) Contracts providing for "earn-outs" or other contingent payments by the Company or any of its Subsidiaries involving more than $100,000 per contract over the terms of all such Contracts,

      (x) Contracts for directors and officers liability insurance or pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify any present or former officer or director,

      (xi) Contracts the absence or termination of which would reasonably be expected to have a Company Material Adverse Effect, or

      (xii) Contracts that provide for the payment or receipt of $100,000 or more per annum.

   All such Material Contracts are valid and binding obligations of the Company or any such Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (b) Neither the Company nor any of its Subsidiaries is in violation of or is in default under any Material Contract, nor, to the knowledge of the Company, is any other party in violation or in default under any such Material Contract. There has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or permit the termination of, any such Material Contract, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.16.  Environmental Matters.

   (a) (i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

   (ii) "Environmental Claim" means any claim, action, cause of action, investigation, demand or written notice by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, use, possession, generation, treatment, storage, transportation, handling and labeling or Release of or exposure to any Hazardous Materials at or from any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law.

   (iii) "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations, ordinances, orders, decrees and common law relating to pollution or protection of the environment or human or employee health or safety, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, exposure to or handling of Hazardous Materials.

   (iv) "Hazardous Materials" means all hazardous or toxic substances, materials or wastes, pollutants or contaminants, defined as such by, or regulated as such under, any Environmental Law, including petroleum, petroleum products, PCB's, asbestos or radioactive materials.

   (iv) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration (or known threat thereof) into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

   (b) Except as set forth in Section 3.16 (b) of the Company Disclosure Schedule, the Company and its Subsidiaries have complied with and are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since inception, neither the Company nor any of its Subsidiaries has received any Environmental Claim against the Company or any of its Subsidiaries (or any of their respective assets or properties) from a Governmental Entity or any other Person or have entered into or agreed to any consent decree, order or agreement under any Environmental Law, except where such Environmental Claim or consent decree, order or agreement would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (c) There is no Environmental Claim pending or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any of their respective assets or properties) or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, there are no present or past actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material by or on behalf of the Company or any of its Subsidiaries or to the knowledge of the Company by or on behalf of any other Person that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries (or any of their respective assets or properties) or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (e) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

   (f) The Company has provided Parent copies of all environmental inspections, investigations, studies, and its tests, reviews or other analysis conducted in relation to the Company and its Subsidiaries and any property now or formerly owned, operated or leased by the Company or its Subsidiaries or their respective predecessor or the operation of their respective business (collectively, "Environmental Audits") in the possession or control of the Company or any of its Subsidiaries and all such Environmental Audits are listed in Section 3.16 of the Company Disclosure Schedule.

   (g) The Company and its Subsidiaries have accrued or otherwise provided, in accordance with GAAP, for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or known to be threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Company's most recent Company SEC Documents.

   (h) Without limiting the scope of any of the foregoing representations, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person, has received any Environmental Claim against the Company or any of its Subsidiaries (or any of their respective assets or properties) in connection with the presence of Hazardous Substances on, or the migration of Hazardous Substances to or from, the Property located at 1615 Plymouth Street, Mountain View, Santa Clara County, California, alleging potential liability of the Company or any of its Subsidiaries.

SECTION 3.17.  Intellectual Property.

   (a) To the Company's knowledge, the Company and its Subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted.

   (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, to the knowledge of the Company: (i) all of the registrations, filings and patents relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and unexpired, free of all liens or encumbrances, and have not been abandoned; (ii) the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

   (c) Listed in Section 3.17(c) of the Company Disclosure Schedule are (i) all of the registrations, filings, and patents owned by the Company and its Subsidiaries, whether pending or in effect, together with a listing of status and all liens or encumbrances related to such registrations, filings or patents; (ii) an identification of all written notices received by the Company and its Subsidiaries reciting that the Company or any of its Subsidiaries infringes or may infringe or needs to investigate whether it infringes the intellectual property rights of any third party; (iii) all written notices of any pending or threatened suits, actions or adversarial proceedings that seek to limit or cancel the Company's or any of its Subsidiaries' rights in and to any Intellectual Property; (iv) all material agreements under which the Company or any of its Subsidiaries have the right to utilize Intellectual Property of a third party; and (v) all material agreements under which any third party has the right to utilize the Intellectual Property of the Company or any of its Subsidiaries.

   (d) Neither the Company nor its Subsidiaries, nor to the Company's knowledge, any other party, is in breach of or default under any material agreement under which the Company or any of its Subsidiaries has the right to utilize Intellectual Property of a third party. Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, there is no pending or, to the Company's knowledge, threatened, claim being asserted against either the Company or any of its Subsidiaries in any administrative or judicial proceeding or by any

Person with respect to the ownership, validity or enforceability of any material license necessary for the operation of the Company's or its Subsidiaries' businesses as currently conducted.

   (e) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

   SECTION 3.18. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on February 26, 2002, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and declared the Merger to be advisable; (ii) approved this Agreement; and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger and directed that such matters be submitted to the Company's stockholders at the Company's Stockholder Meeting.

   SECTION 3.19. Tax Treatment. Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

   SECTION 3.20. Financial Advisors' Fees. Except for Group Outcome LLC ("Group Outcome") and J.P. Morgan Securities Inc. (the "Company Financial Advisor"), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries that would be entitled to any fee or commission from the Company, any of its Subsidiaries, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement. The Company has previously delivered to Parent a true, correct and complete copy of its agreements with Group Outcome and the Company Financial Advisor.

SECTION 3.21.  Anti-takeover Provisions; Rights Plan.

   (a) The Company has taken all action necessary to render the provisions of
Section 203 of the DGCL inapplicable to Parent, Merger Sub and their respective affiliates, and to the Merger and this Agreement. The Board of Directors of the Company has approved the Merger and this Agreement and the other transactions contemplated hereby. No other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies or purports to apply to the Company, the Merger, this Agreement, or any of the other transactions contemplated in this Agreement, or to Parent or Merger Sub in connection therewith.

   (b) The Company has approved all amendments, if any, necessary or appropriate so that the Preferred Shares Rights Agreement, dated as of October 10, 1997, between the Company and EquiServe Trust Company, N.A., as most recently amended on April 11, 2001 (the "Rights Plan"), is inapplicable to the transactions contemplated by this Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) result in Parent or Merger Sub being an "Acquiring Person" (as such term is defined in the Rights Plan), (ii) result in the ability of any Person to exercise any rights under the Rights Plan, (iii) enable or require the "Rights" (as such term is defined in the Rights Plan) to separate from the shares of Preferred Stock to which they are attached or to be triggered or become exercisable, or (iv) otherwise result in the occurrence of a "Distribution Date" or "Share Acquisition Date" (as such terms are defined in the Rights Plan).

   SECTION 3.22. Insurance. The Company and its Subsidiaries each currently maintains insurance in amounts reasonably sufficient to insure against the risks usually insured against by companies of similar size operating similar businesses at similar stages of development. As of the date of this Agreement, all such policies are in full force and effect and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries has received any written notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for.

   SECTION 3.23.  Section 162(m) of the Code.  Except as set forth in Section
3.23 of the Company Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or the Plan of Merger by any employee, officer or director of either of the Company or any Company Subsidiary who is a "disqualified individual" (as is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan would not be characterized as an "excess parachute payment" (as is defined in Section 280G(b)(1) of the Code). Except as set forth in Section 3.23 of the Company Disclosure Schedule, there are no payments that the Company or any of its Subsidiaries, or the Surviving Corporation is or would be required to make to any of the Company's or its Subsidiaries' current or former employees or to any third party which payment is contingent upon a change of control of the Company or any of its Subsidiaries or payable as a result of the transactions contemplated herein, including the termination of any of the Company's or any of its Subsidiaries' employees after the Effective Time. The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any commitment, program, arrangement or understanding.

   SECTION 3.24. Opinion of Company Financial Advisor. The Company has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to the Parent, and such opinion has not been amended, modified or revoked in a manner adverse to the Parent. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such fairness opinion (and, subject to prior review and consent by such Company Financial Advisor, and reference thereto) in the Proxy Statement/Prospectus.

   SECTION 3.25. Affiliate Transactions. Except as set forth in the SEC Documents or in Section 3.25 of the Company Disclosure Schedule (which includes names of parties, amounts involved and brief descriptions) there are no transactions, agreements, arrangements or understandings (or series thereof), between the Company or any of its Subsidiaries and any of its or their directors or officers (excluding any dealing exclusively among the Company and its Subsidiaries) currently existing or effected or entered into since January 1, 1999 involving amounts in excess of $100,000 in any individual case.

   SECTION 3.26. Relationship with Customers and Suppliers. Except as set forth in Section 3.26 of the Company Disclosure Schedule, as of the date of this Agreement, no (i) current customer of the Company or any of its Subsidiaries accounting for more than five percent (5%) of the Company's consolidated net sales for the year ending December 31, 2001 or (ii) current supplier to the Company or any of its Subsidiaries of items material to the Company's business, which items cannot be replaced at comparable cost and the loss of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, has notified the Company that it will terminate or materially and adversely modify its business relationship with the Company, or, to the knowledge of the Company, has threatened to do so.

SECTION 3.27.  FDA Matters

   (a) Except as set forth on Section 3.27(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules and regulations of U.S. Food and Drug Administration or similar federal, state or local governmental authority (the "FDA") and the German Health Authority or other foreign governmental authority ("Foreign Authorities") with respect to the manufacture, collection, sale, labeling, storing, testing, distribution, or marketing of the Company's products (including, without limitation, the Company's surgical sealant products) being manufactured, distributed or developed by the Company and its Subsidiaries (the "Company Products"). The Company and its Subsidiaries adhere in all material respects to all applicable regulations (including "Quality System" regulations) in the manufacture of the Company's products and, as applicable, "Good Clinical Practices," "Informed Consent" and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and any applicable corresponding requirements of the Foreign Authorities. The Company and its Subsidiaries have all requisite FDA and Foreign Authorities permits, approvals, registrations, licenses or the like to conduct Company's and its Subsidiaries' business as it is currently conducted. The Company and its Subsidiaries have previously delivered or made available to Parent an index of all applications, approvals, registrations or licenses obtained by the Company or its Subsidiaries from Foreign Authorities or the FDA or required in connection with the conduct of the Company's or its Subsidiaries' businesses as they are currently conducted and has made all such information available to Parent. The Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 360 and 21 C.F.R. Part 807 and all similar applicable laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

   (b) The Company has made available to Parent all written communications and oral communications reduced to written form between the Company or any of its Subsidiaries and the FDA or Foreign Authorities dated January 1, 1998 through the date hereof. The Company shall promptly deliver or make available to Parent copies of all written communications and information and records regarding all oral communications reduced to written form, between the Company or its Subsidiaries and the FDA or Foreign Authorities from the date hereof through the Effective Time, but in no event shall such delivery take place later than one day prior to the Effective Time. Except as described in Section 3.27(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not in receipt of notice of, and not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any Company Products or to the facilities in which the Company Products are manufactured, collected or handled, by the FDA or Foreign Authorities. Except as set forth on Section 3.27(b) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of the Company's or its Subsidiaries' businesses as they are currently conducted.

   (c) To the knowledge of the Company, the Company and its Subsidiaries have not made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to Company Products that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (d) The Company or any of its Subsidiaries have not received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any Company Product is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

   (e) No Company Product has been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority by the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee, distributor or marketer of any Company Product, in the United States or outside of the United States since January 1, 1999.

   (f) Neither the Company, the Company's Subsidiaries, nor to the knowledge of the Company any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

SECTION 3.28.  Title to Property

   (a) All leases or other occupancy agreements for the material real property leased or otherwise occupied by the Company ("Leased Real Property") afford Company peaceful and undisturbed possession of the Leased Real Property. All leases for the Leased Real Property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or other occupancy agreements, any existing material default or event of default by the Company or any Subsidiaries or, to the knowledge of the Company, by any other party thereto (or any event which with notice or lapse of time, or both, would, individually or in the aggregate, constitute a material default by the Company or any Subsidiaries or, to the knowledge of the Company, by any other party thereto).

   (b) Except as set forth in Section 3.28(b) of the Company Disclosure Schedule, to its knowledge, the Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Leased Real Property except where such violation would not, individually or in the aggregate, reasonably be expected to give rise to a Company Material Adverse Effect, and the Company has not received any notice of such violation. The Company has good title to all of its assets (including real property) used in its business or as shown on the Financial Statements, free and clear of all Liens, (other than for Permitted Liens), other than such assets as were sold in the ordinary course of the Company's business since December 31, 2001 or which are subject to capitalized leases. "Permitted Liens" means any lien, mortgage, encumbrance or restriction against the Company's or any Subsidiary's leasehold or ownership interest in any property, which is for taxes not yet due and payable or has arisen in the ordinary course of business, consistent with past practice, and which does not materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

   (c) Except as set forth in Section Section 3.28(c) of the Company Disclosure Schedule, the material machinery and equipment (the "Equipment") owned or leased by the Company is (i) suitable for the uses to which it is currently employed and (ii) in good operating condition (except for ordinary wear and tear).

   (d) The Company and its Subsidiaries do not own any real property.

   SECTION 3.29. Affiliates. Section 3.29 of the Company Disclosure Schedule sets forth the name of each Person who is, in the Company's reasonable judgment after consultation with counsel, an "affiliate" (as such term is defined in Rule 405 of the regulations promulgated under the Securities Act) of the Company as of the date of this Agreement.

   SECTION 3.30. Absence of Questionable Payments. To the Company's knowledge, neither the Company nor any of its Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. To the Company's knowledge, neither the Company nor any of its Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub, jointly and severally, represent and warrant to the Company, as follows:

   SECTION 4.1. Corporate Existence And Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business condition (financial or otherwise), assets (including intangible assets), properties or results of operations of Parent and its Subsidiaries, taking Parent and its Subsidiaries together as a whole, provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following in and of themselves shall be taken into account in determining whether there has been or will be, a Parent Material Adverse
Effect: (a) any change in the market price or trading volume of Parent's stock after the date hereof, in and of itself; (b) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that the reasons for any such failure may be taken into account in determining whether there has been or will be a Parent Material Adverse Effect; (c) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger; or (d) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (i) the industries in which Parent participates, (ii) the U.S. economy as a whole or (iii) foreign economies in any locations where Parent or any of its Subsidiaries has material operations or sales, which changes, effects, events, occurrences, state of facts or developments in the case of (i), (ii) or (iii) of this sentence do not disproportionately affect Parent in any material respect.

   SECTION 4.2. Corporate Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, by Parent as the sole stockholder of Merger Sub, and this Agreement has been approved by the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3.  Consents and Approvals; No Violations.

   (a) Neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other governing or organizational documents) of Parent or Merger Sub, as the case may be, or (ii) result in a

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violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation, or loss of a benefit or result in the creation of any Lien upon any properties or assets of Parent or Merger Sub) under any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of Parent or Merger Sub is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 4.3(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of either Parent or Merger Sub to consummate the transactions contemplated hereby.

   (b) No filing or registration with, notification to, or authorization, consent, order or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the performance by any of them of their respective obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act or any applicable foreign antitrust, laws or laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and any filings and consents which may be required by any foreign environmental, health or safety laws or regulations pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of either Parent or Merger Sub to perform their respective obligations hereunder.

   SECTION 4.4. Capitalization. As of February 22, 2002, the authorized capital stock of Parent consisted of 100,000,000,000 Parent Shares and 100,000,000 shares of preference stock, no par value per share, of Parent (the "Parent Preferred Stock"), including 3,500,000 shares of Series B Junior Participating Stock, no par value per share (the "Parent Series B Preferred Stock"). As of February 22, 2002, there were (i) 608,817,449 Parent Shares issued and outstanding, (ii) no shares of Parent Series B Preferred Stock issued and outstanding, (iii) no other shares of Parent Preferred Stock issued and outstanding, (iv) 9,337,133 Parent Shares held in the treasury of Parent, and (v) approximately 64,699,023 Parent Shares were reserved for future issuance pursuant to outstanding options to purchase 64,699,023 Parent Shares. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, of which 100 shares are outstanding, all of which are owned by Parent. All Parent Shares to be issued at the Effective Time shall be, when issued, duly authorized and validly issued and fully paid and non-assessable and free of preemptive rights with respect thereto.

   SECTION 4.5. SEC Documents. Parent has filed all required reports, proxy statements, registration statements, forms and other documents (the "Parent SEC Documents") required to be filed with the SEC since January 1, 2000 pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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

   SECTION 4.6. Financial Statements. The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (a) were prepared from the books and records of Parent and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) have been prepared in accordance with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

   SECTION 4.7. Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Assuming the accuracy of the representation set forth in Section
3.29 hereof, the Form S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

   SECTION 4.8. Share Ownership. Neither Parent nor Merger Sub beneficially owns any shares of Common Stock.

   SECTION 4.9. Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby.

   SECTION 4.10. Tax Treatment. Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

   SECTION 4.11. Finders' Fees. Except for Banc of America Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V

                 PRECLOSING AND OTHER COVENANTS OF THE PARTIES

SECTION 5.1.  Conduct of the Business of the Company.

   (a) Except with the prior written consent of Parent or except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, from the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct their businesses in

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

the ordinary course consistent with past practice and shall use their commercially reasonable efforts to (i) preserve intact their business organizations and their relationships with their respective customers and suppliers and other Persons having significant business dealings with them and to keep available the services of their present officers and employees; (ii) maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with their customary business practice; and (iii) keep in full force and effect insurance policies comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied.

   (b) The Company shall not, and shall not permit any of its Subsidiaries to, except with the prior written consent of Parent or except as set forth in
Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, including Section 7.4:

      (i) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

      (ii) offer, sell, issue or grant, or authorize the sale, issuance or grant of, any shares of capital stock of or other equity interests in, or any securities convertible into or exchangeable or exercisable for (or, except in accordance with the terms of agreements in effect on the date of this Agreement and disclosed on the Company Disclosure Schedule, accelerate any right to convert or exchange or exercise securities for) any shares of capital stock of or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interests in, or other voting securities of, the Company or any of its Subsidiaries, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units, other than issuances of shares of Common Stock upon the exercise of the Options outstanding at the date of this Agreement or pursuant to the ESPP, in each case, in accordance with the terms thereof (as in effect on the date of this Agreement).

      (iii) (A) incur any additional indebtedness or other obligation for borrowed money other than borrowings pursuant to existing lines of credit or lease lines (or replacement lines of credit and lease lines or other financing arrangements of amounts equal to or lesser than the Company's lines of credit and lease lines as of December 31, 2001) and other obligations incurred in the ordinary course of business, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any indebtedness for borrowed money or debt securities of another Person (other than guarantees of any such indebtedness permitted to be incurred by a Subsidiary pursuant to this Agreement), enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any of its Subsidiaries (other than investment grade commercial paper and government obligations in the ordinary course of business consistent with past practice);

      (iv) adopt, or propose that its stockholders adopt, any amendments to its articles or certificate of incorporation or bylaws or other organizational documents;

      (v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets of any other Person (other than the purchase of inventories and supplies from suppliers or vendors in the ordinary course of business);

      (vi) liquidate, sell or lease or otherwise dispose of, or except as otherwise permitted by this Agreement, grant any Lien with respect to, any properties or assets of the Company or any of its Subsidiaries that are, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business;

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

      (vii) except as contemplated by the Company's current capital budget or to replace or repair any damaged equipment, properties or other assets, make any capital expenditures in excess of $100,000 individually, or $200,000 in the aggregate;

      (viii) (A) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other material employee benefit to, any of its directors, officers or employees other than in the ordinary course of business in a manner consistent with past practice; (B) enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees other than employment and consulting agreements entered into or amended in the ordinary course of business for employees or consultants of the Company or any of its Subsidiaries; provided that any such agreements or modifications shall not provide for the payment of any severance or termination pay as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (C) establish, adopt, enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, or any collective bargaining agreement in respect of any of its directors, officers or other employees; (D) grant any severance, retention or termination pay (other than as disclosed in Section 3.12 of the Company Disclosure Schedule) to, or enter into any severance agreement with, any employee; or (E), except in accordance with the terms of agreements in effect on the date of this Agreement and disclosed on the Company Disclosure Schedule, take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan of the Company or any of its Subsidiaries;

      (ix) effect any material change in its accounting methods, principles or practices in effect as of the date of this Agreement, except as required by changes in GAAP;

      (x) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than (A) any such acquisition by the Company or any of its Subsidiaries directly from any other Subsidiary in exchange for capital contributions or loans to such Subsidiary, (B) any purchase, forfeiture or retirement of shares of Common Stock or the Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing contract or agreement or any existing Benefit Plan of the Company or any of its Subsidiaries, in a manner otherwise consistent with the terms of this Agreement; or (C) the exercise of Options as provided for in Section 1.5(a) hereof.

      (xi) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests other than in connection with lost, stolen or destroyed certificates, provided, however, the Company shall require an affidavit and indemnity of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if reasonable, given the circumstances, the posting by such Person of a bond, in reasonable amount as determined by the Company, as indemnity against any claim that may be made against the Company with respect to such certificate.

      (xii) enter into, materially amend or terminate any Material Contract described in Section 3.15, except in the ordinary course of business;

      (xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

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

      (xiv) settle the terms of any material litigation affecting the Company or any of its Subsidiaries requiring the payment by the Company or any Subsidiary of an amount in excess of $100,000;

      (xv) make any material Tax election except in a manner consistent with past practice, change any material method of accounting for Tax purposes, settle or compromise any material Tax liability or materially change any of its methods of reporting income and deductions for United States federal income tax purposes from those methods employed in the preparation of its United States federal income Tax Returns for the year ended December 31, 2000, except as required by law;

      (xvi) take any action that would cause any condition set forth in Article VI not to be satisfied; and

      (xvi) agree in writing or otherwise to do any of the foregoing.

   SECTION 5.2. Conduct of the Business of Parent. From the date hereof until the Closing Date, Parent will not (and will not permit any of its Subsidiaries to take any action that would cause any condition set forth in Article VI not to be satisfied.

SECTION 5.3. Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting.

   (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and shall file with the SEC a document or documents that will constitute the Proxy Statement/Prospectus. Each of the parties hereto shall use commercially reasonable efforts to cause the Form S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Form S-4, the parties hereto shall take all action required under any applicable Federal and state securities laws in connection with the issuance of the Parent Shares pursuant to the Merger. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. As promptly as practicable after the effective date of the Form S-4, Parent and the Company shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus to comply as to form and substance as to such party in all material respects with the applicable requirements of
(i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq Stock Market and NYSE.

   (b) The Proxy Statement/Prospectus shall include (i) the approval of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to the Company's stockholders that they vote in favor of adoption of this Agreement, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.5 of this Agreement, and
(ii) the opinion of the Company Financial Advisor referred to in Section 3.24.

   (c) No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

   (d) The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval and adoption of this Agreement pursuant to the Proxy Statement/Prospectus, and the Company shall hold the Company Stockholders' Meeting as soon as practicable after the date on which the Form S-4 becomes effective. Nothing herein shall prevent the Company from adjourning or postponing the Company Stockholders' Meeting if there are insufficient shares of Common Stock

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

necessary to conduct business at the Company Stockholders' Meeting. Unless the Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.5, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement pursuant to the Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law or applicable stock exchange requirements to obtain such approval and adoption. The Company shall take all other action necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and the Company's Current Certificate of Incorporation and bylaws to effect the Merger.

SECTION 5.4.  Access to Information; Confidentiality Agreement.

   (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party or pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) provide to Parent (and its officers, directors, employees, affiliates, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives'')) access at reasonable times during normal business hours upon prior written notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as Parent or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made in this Agreement.
   (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement between Parent and the Company made as of April 27, 2001 and amended by the Amendment to Mutual Confidentiality Agreement, dated January 14, 2002 (the "Confidentiality Agreement'') with respect to the information disclosed pursuant to this Section 5.4.

SECTION 5.5.  No Solicitation.

   (a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not (whether directly or indirectly through its Representatives), and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or encourage any Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries
(A) to any Person that has made an Acquisition Proposal or has advised the Company that it is or may be interested in making an Acquisition Proposal or
(B) to any Person, with the intent or purpose, directly or indirectly, of soliciting, initiating or encouraging an Acquisition Proposal, (iii) take any other action intended to facilitate or assist any inquiries with respect to or the making or submission of any Acquisition Proposal or to induce any Person or group to make or submit any Acquisition Proposal, (iv) agree to endorse, approve, or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement as permitted hereby), or (vi) take any other action intended to assist, facilitate or encourage any effort or attempt by any other Person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its Subsidiaries, affiliates or Representatives to take any such action; provided that, nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from, prior to the approval and adoption of this Agreement by the requisite vote of the stockholders of the Company, disclosing information or affording access with respect to the Company and its Subsidiaries in response to an unsolicited request therefor, or participating or engaging in discussions or negotiations, in each such case regarding an unsolicited Acquisition Proposal that constitutes, or that may reasonably be expected to lead to, a Superior Proposal, if, and only to the extent that (1) the Board of Directors of the Company shall have concluded in good faith, after considering

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

applicable law and the advice of outside legal counsel knowledgeable in such applicable law (who may be the Company's regularly engaged outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's stockholders under applicable law and (2) prior to taking such action the Company (x) delivers to Parent the notice required pursuant to Section 5.5(c) stating that it is taking such action, and (y) receives from such Person or group an executed confidentiality agreement that is not less restrictive as to such Person or entity than the Confidentiality Agreement and that contains standstill restrictions which are not less restrictive as to such Person or entity than those contained in the letter agreement, dated as of January 14, 2002, by and between the Company and Baxter Healthcare Corporation, as amended.

   As used herein, "Acquisition Proposal'' means any offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or of any Material Business or of any Subsidiary or Subsidiaries of the Company responsible for a Material Business, in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer), exchange offer or other transaction that, if consummated, would result in any Person or group beneficially owning more than twenty percent (20%) of the outstanding shares of any class of equity securities of the Company (or in the case of a Person or group which beneficially owns more than twenty percent (20%) of the outstanding shares of any class of equity securities of the Company as of the date hereof, would result in such Person or group increasing the percentage or number of shares of such class beneficially owned by such Person or group by more than five percent (5%) of the outstanding shares of such class); or (iv) any acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of the Company.

   As used herein, a "Superior Proposal'' means an Acquisition Proposal involving the acquisition of all of the shares of Common Stock then outstanding or all or substantially all of the assets of the Company and its Subsidiaries which the Board of Directors of the Company determines in good faith (after having received the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company and the holders of Common Stock (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the transactions contemplated herein taken as a whole (taking into account any changes to the terms of this Agreement that have been proposed by Parent in response to such proposal).

   As used herein, "Material Business'' means any business (or the assets needed to carry out such business) that contributed or represented twenty percent (20%) or more of the net sales, the net income or the assets (including equity securities) of the Company and its Subsidiaries taken as a whole.

   (b) Except as permitted by this Section 5.5, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, amend, change, modify or fail to make, or publicly propose to withdraw, amend, change, modify or fail to make, its approval or recommendation of this Agreement, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation inapplicable to any Person or group (other than Parent, Merger Sub or their affiliates) or to any Acquisition Proposal, or (iv) cause the Company to accept any Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement'') related to any Acquisition Proposal. Notwithstanding the foregoing sentence, prior to the adoption of this Agreement by the requisite vote of the stockholders of the Company, the Board of Directors of the Company may take any of such actions if, and only to the extent that (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Board of Directors of the Company shall have concluded in good faith, after considering applicable law and the advice of outside legal counsel knowledgeable in such applicable law (who may be the Company's regularly engaged outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's stockholders under applicable law, and (C) in the case of any action set forth in clause (iv) above, the Company shall, prior to or simultaneously with the taking of such action, (x) have paid or pay to Parent or its designee the Termination Fee referred to in Section 7.3, and (y) have complied with its obligations under
Section 7.1(g) and (D) the Company is not in breach of this Section 5.5.

   (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) above, the Company shall promptly (and in any event, within 48 hours) advise Parent orally and in writing of the executive officers of the Company receiving any Acquisition Proposal, or any inquiry or request for information with respect to, or which could reasonably be expected to lead to the Company receiving or otherwise becoming aware of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, inquiry or request, and the identity of the Person making any such Acquisition Proposal, inquiry or request and the Company's response or responses thereto. The Company will keep Parent reasonably fully informed of the status and details (including material amendments or modifications) of any such Acquisition Proposal, inquiry or request. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than Parent or Merger Sub or any of their affiliates or Representatives).

   (d) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law. Notwithstanding the foregoing sentence, neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Merger unless and until the Company and the Board of Directors of the Company have complied with this Section 5.5.

   (e) The Company agrees not to release any third party from, or waive any provision of, any standstill agreement to which the Company is a party.

   (f) Notwithstanding anything set forth in this Section 5.5 to the contrary, the Company may, at any time after the date that is ninety (90) days after the date hereof, upon delivery of written notice to Parent, solicit, initiate and encourage, or participate or engage in discussions or negotiations solely regarding, or provide non-public information or afford access in connection therewith, any Person providing equity and/or debt financing to the Company not to exceed ten million dollars ($10,000,000) in the aggregate; provided: (i) that such Person does not conduct operations in the biotechnology, biosurgery, medical device, pharmaceutical or related industries (or is not "controlled" by any such entity, as such term is defined in Rule 405 of the regulations promulgated under the Securities Act); (ii) the Company reasonably believes that such Person will be providing such financing for passive investment purposes and not with a view of effecting any transaction that could constitute an Acquisition Proposal; (iii) the Company shall not enter into any contract, agreement or arrangement in respect of any such proposed equity issuance; and
(iv) prior to engaging in any such discussions or negotiations, or providing any such non-public information or affording any such access, the Company shall have entered into a confidentiality agreement with such Person or Persons that
(A) includes a representation from such Person that it is providing such financing for passive investment purposes and not with a view of effecting an Acquisition Proposal, and (B) contains terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement; provided, further, that the Company shall notify Parent upon entering into any confidentiality agreement described in clause (iv).

SECTION 5.6.  Director and Officer Liability.

   (a) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in the current Certificate of Incorporation or bylaws of the Company or any agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the

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

date hereof, and as set forth on Section 3.15 to the Company Disclosure Schedule, shall survive the Merger and continue in full force and effect in accordance with its terms.

   (b) For six years after the Effective Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "Indemnitees'') to the same extent as set forth in Section 5.6(a) above. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

   (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event will the Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of one hundred and seventy five percent (175%) of the annual premium currently paid by the Company.

   (d) The obligations of Parent and the Surviving Corporation under this
Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6) unless such modification or termination is required by law.

   SECTION 5.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

SECTION 5.8.  Certain Filings.

   (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement/Prospectus and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus and the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days after the date of this Agreement, and each party will use its commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use its commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

   (b) The Company and Parent shall each use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree) to hold separate or divest any of their respective assets, businesses or operations (or any material part, portion or category thereof) or enter into any consent decree or licensing or other arrangement with respect to any of their assets, businesses or operations (or any material part, portion or category thereof).

   (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

   (d) The Company shall give and make all required notices to the appropriate Persons with respect to the consents and approvals set forth in Section 3.3 of the Company Disclosure Schedule, except where such notices are required by the appropriate Persons to be given by Parent or Merger Sub. Subject to the other terms of this Agreement, each of the Company, Parent and Merger Sub shall cooperate and use their respective commercially reasonable efforts to make all filings, to obtain all actions or nonactions, waivers, Permits and orders of Governmental Entities as shall be necessary to consummate the transactions contemplated hereby and to take all reasonable steps as shall be necessary to obtain any approvals or waivers as shall be required from, or to avoid any actions or proceedings by, any Governmental Entity. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

   (e) The Company and its Board of Directors (i) shall take all action necessary to ensure that Section 203 of the DGCL does not become applicable to the Merger, this Agreement and the transactions contemplated hereby and (ii) shall take all action reasonably necessary to ensure that no other state takeover statute or similar statute, rule or regulation is or becomes applicable to the Merger, this Agreement, and the transactions contemplated hereby. If any state takeover statute or similar statute, rule or regulation becomes applicable to the Merger, this Agreement, or any other transactions contemplated hereby, the Company and its Board of Directors shall take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions, including the transactions contemplated by this Agreement.

   (f) "Antitrust Law'' means the Sherman Act, as amended, the Clayton Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

   SECTION 5.9. Public Announcements. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, provided, however, that nothing herein shall prohibit any party, following notification to the other party, from making any disclosure, as may be required by law or by any listing agreement with, or the policies of, a national securities exchange.

   SECTION 5.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or

Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

SECTION 5.11.  Employee Matters.

   (a) Parent shall, or shall cause the Company to, give individuals who are employed by the Company or any of its Subsidiaries as of the Effective Time and who remain employees of the Company or such Subsidiary following the Effective Time (each such employee, an "Affected Employee'') full credit for such Affected Employees' service with the Company for purposes of vacation accrual under Parent's vacation policy to the extent each such Affected Employee has been credited with service under the Company's vacation policy immediately prior to the Effective Time. Parent shall offer Affected Employees the opportunity to elect to participate in Parent's Incentive Investment Plan as soon as administratively feasible following the date on which such Affected Employees are transferred to Parent's payroll.

   (b) Following the Effective Time, Parent shall provide (or shall cause the Company to provide) benefits to the Affected Employees that are substantially similar (including salary, health and welfare benefits and 401(k) plan participation), taken as a whole, to the benefits currently provided to employees of Parent performing functions similar to those to be performed by such Affected Employees after the Effective Time.

   (c) The Surviving Corporation shall not, and shall not permit any of its Subsidiaries to, at any time prior to 90 days following the date of the Closing, without complying fully with the notice and other requirements of the Worker Adjustment Retraining and Notification Act of 1988 (the "WARN Act"), effectuate (a) a "plant closing" as defined in the WARN Act affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Surviving Corporation or any of its Subsidiaries; or (b) a "mass layoff" as defined in the WARN Act affecting any single site of employment of the Surviving Corporation or any of its Subsidiaries; or any similar action under applicable state, local or foreign law requiring notice to employees in the event of a plant closing or layoff.

   (d) Parent agrees to cause the Surviving Corporation to honor and perform the Company's obligations under the Retention Bonus Plan referred to in Section
5.1 of the Company Disclosure Schedule in accordance with its terms as in effect on the date hereof.

   SECTION 5.12. Tax-Free Reorganization Treatment. Each of Parent and the Company shall take all reasonable actions necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d) hereof, and neither party will take any action inconsistent therewith.

   SECTION 5.13. Blue Sky Permits. Parent shall use its commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

   SECTION 5.14. Listing. Parent shall use its commercially reasonable efforts to cause the Parent Shares to be issued in the Merger, including, if applicable, upon the exercise of Options, to be listed on the applicable exchange or market, subject to notice of official issuance thereof, prior to the Closing Date.

   SECTION 5.15. Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any of the conditions specified in Article VI not being satisfied. The delivery of any notice pursuant to this Section 5.15 shall not cure any breach of any representation or warranty of the party giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder.

   SECTION 5.16. No Redemption of Rights Plan. Subject to Section 5.5, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company shall not (a) redeem, amend or waive any provisions of the Rights Plan (other than as set forth in Section
3.21 solely in connection with the transactions contemplated by this Agreement, but not with respect to any Acquisition Proposal), except to the extent the Board of Directors of the Company shall have concluded in good faith, after considering applicable law and the advice of outside legal counsel knowledgeable in such applicable law (who may be the Company's regularly engaged outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's stockholders under applicable law, or (b) implement or adopt any so called "poison pill," shareholder rights plan or other similar plan. Within five (5) business days of the date hereof, the Company shall amend the Rights Plan as required under Section 3.21(b).

   SECTION 5.17. Request for Designation. Within fifteen (15) days of the date hereof, the Company shall file with the FDA a letter substantially in the form attached to Section 5.17 of the Company Disclosure Schedule, with such changes as shall be mutually agreed on by Parent and the Company.

   SECTION 5.18. Rule 145 Affiliates. The Company shall use commercially reasonable efforts to cause (i) each Person identified on Section 3.29 of the Company Disclosure Schedule and (ii) each Person who, to the knowledge of the Company, may be deemed to have become an affiliate (as such term is used under Rule 145 of the Securities Act) of the Company after the date of this Agreement and prior to the Effective Time, to deliver, to Parent, at least fifteen (15) days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit A to this Agreement (the "Affiliate Letter"). Notwithstanding the foregoing, Parent shall be entitled to place legends as specified in the Affiliate Letter on the certificates evidencing any of the Parent Shares to be received by any Person identified on Section 3.29 of the Company Disclosure Schedule, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Shares, consistent with the terms of the Affiliate Letter.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

   SECTION 6.1. Conditions To Each Party's Obligations. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

      (a) This Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with applicable law;

      (b) The SEC shall have declared the Form S-4 effective. No stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceeding for such purpose shall have been initiated or threatened in writing by the SEC.

      (c) No Governmental Entity shall have enacted, issued, promulgated or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all material foreign antitrust or other regulatory approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

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

      (d) The Parent Shares issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   SECTION 6.2. Conditions To The Company's Obligation To Consummate The Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

      (a) Parent and Merger Sub shall each have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

      (b) The representations and warranties of Parent and Merger Sub contained in Article IV hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (or, to the extent such representations and warranties expressly speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise expressly contemplated by this Agreement and (ii) for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect contained in such representations and warranties);

      (c) The Company shall have received certificates signed by any senior executive of Parent, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived;

      (d) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Dechert renders such opinion to the Company. The Company agrees to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above; and

      (e) No Parent Material Adverse Effect shall have occurred and be continuing.

   SECTION 6.3. Conditions To Parent's And Merger Sub's Obligations To Consummate The Merger. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

      (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

      (b) The representations and warranties of the Company contained in
   Article III hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (or, to the extent such representations and warranties expressly speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise expressly contemplated by this Agreement and (ii) for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Company Material Adverse Effect contained in such representations and warranties;

      (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

      (d) Parent shall have received an opinion of Dechert, its tax counsel, in form and substance reasonable satisfactory to it, dated the Closing Date, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code; provided, however, that if Dechert does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent and Merger Sub if Wilson Sonsini Goodrich & Rosati, Professional Corporation renders such opinion to Parent. Parent agrees to make such reasonable representations as may be requested by tax counsel in connection with the opinions referred to above;

      (e) No Company Material Adverse Effect shall have occurred and be continuing.

                                  ARTICLE VII

                                  TERMINATION

   SECTION 7.1. Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company has obtained stockholder approval:

      (a) by the mutual consent of the Company, Merger Sub and Parent in a writing duly authorized by the Board of Directors of each party;

      (b) by either the Company or Parent, if the Closing has not been consummated by August 26, 2002, or such other date, if any, as the Company and Parent shall agree upon, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants or agreements set forth herein;

      (c) by either the Company or Parent, if there shall be any applicable law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

      (d) by either the Company or Parent, if the adoption of this Agreement by the stockholders of the Company shall not have been obtained at a duly held meeting of stockholders of the Company called for that purpose or any adjournment thereof;

      (e) by Parent if the Company has, or by the Company, if Parent or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) to the extent such breach is capable of being cured, such breach has not been cured by the earlier of twenty (20) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

      (f) by Parent, if (i) the Board of Directors of the Company (or any committee thereof) shall have withdrawn, amended, changed, modified in a manner adverse to Parent or Merger Sub, or failed to make, the recommendations of the Board of Directors of the Company referred to in
   Section 3.18, (ii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have publicly announced an intention to do so,
   (iii) a tender offer or exchange offer for fifty percent (50%) or more of the outstanding shares of Common Stock is announced or commenced and, either
   (A) the Board of Directors of the Company (or any committee thereof) recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Board of Directors of the Company (or any committee thereof) shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders, (iv) the Board of Directors of the Company shall have failed to publicly reaffirm the recommendations of the Board of Directors of the Company referred to in
   Section 3.18 within ten (10) business days after Parent requests in writing that such recommendations be reaffirmed at any time following the date on which it is publicly announced or the Company otherwise discovers that any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act), including by filing a
   Schedule 13D under the Exchange Act, other than Parent, Merger Sub or any of their affiliates, or any group of which any of them is a member and other than passive stockholders reporting their holdings on Schedule 13G, shall have acquired beneficial ownership of more than twenty percent (20%) of the outstanding shares of Common Stock, or (v) the Company shall have breached the provisions of Section 5.5 of this Agreement in any material respect; or

      (g) by the Company, for the purpose of accepting a Superior Proposal; provided, that such termination under this Section 7.1(g) shall not be effective unless (i) the Company and its Board of Directors shall have complied with all their obligations under Section 5.5(b) and the Company shall have paid the Termination Fee pursuant to Section 7.3; (ii) the Company provides the Parent with at least three (3) business days' prior written notice prior to terminating this Agreement, which notice shall be accompanied by (x) a copy of the proposed acquisition agreement with respect to the Superior Proposal that the Company proposes to accept, and (y) the Company's written certification that it has made the determinations with respect to such Superior Proposal set forth in clauses (A) and (B) of the proviso in Section 5.5(b), and the irrevocable representation that the Company will, in the absence of any other superior Acquisition Proposal, execute such Acquisition Agreement unless Parent modifies this Agreement such that the Company's Board of Directors reasonably believes in good faith after consultation with its independent legal counsel and financial advisors that the Merger (as so modified) is at least as favorable as such Superior Proposal.

   The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

   SECTION 7.2. Effect of Termination. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination the agreements contained in Sections 5.4(b), 7.2, 7.3 and 8.7 hereof shall survive the termination hereof.

SECTION 7.3.  Fees.

   (a) In the event of a termination of this Agreement by the Company pursuant to Section 7.1(g) hereof, the Company shall pay to Parent an amount equal to five million dollars ($5,000,000) (the "Termination Fee"), prior to or simultaneously with such termination (by check or wire transfer of same day funds).

   (b) In the event of a termination of this Agreement by Parent pursuant to
Section 7.1(f) hereof, then the Company shall pay to Parent the Termination Fee, within five (5) business days after such termination (by check or wire transfer of same day funds).

   (c) In the event of termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d) hereof, or a termination of this Agreement by Parent pursuant to clause (i) of Section 7.1(e) hereof in the event of an intentional or willful breach of this Agreement by the Company, where such breach is intended to facilitate, assist or otherwise benefit, or such breach has the effect, directly or indirectly, of facilitating or assisting or otherwise benefiting, an Acquisition Proposal or the Person making such Acquisition Proposal, and if
(i) the Company shall have received an Acquisition Proposal from any person or group which shall not have expired or been revoked prior to such termination of this Agreement and (B) within nine (9) months after such termination an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for an Acquisition Proposal (whether or not involving such Person or group) which is subsequently consummated, then the Company shall pay to Parent the Termination Fee within five (5) business days after consummation of such transaction (by check or wire transfer of same day funds).

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   (d) Except as provided otherwise in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

   SECTION 7.4 Interim Financing. The parties hereby agree that with respect to any additional financing the Company may require prior to the Closing, Parent shall allow for and, under certain circumstances provide, financing pursuant to the terms and conditions set forth in Section 7.4 of the Company Disclosure Schedule (such additional financing, if provided by Parent, being referred to as the "Parent Loan," if provided by the Company's existing lender, being referred to as the "Additional SVB Funds," and if provided by any other party, being referred to as the "Additional Financing," and shall collectively be referred to herein as the "Interim Financing"). Promptly after execution of this Agreement, the parties shall negotiate in good faith and use their commercially reasonable efforts to enter into definitive agreements with respect to the Parent Loan within thirty (30) days of the date hereof on the principal terms and conditions set forth on Section 7.4 of the Company Disclosure Schedule.

                                 ARTICLE VIII

                                 MISCELLANEOUS

   SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

   If to the Company, to:

      Fusion Medical Technologies, Inc.
      34175 Ardenwood Boulevard
      Fremont, CA 94555
      Fax: (510) 818-4700
      Attention:  Phil Sawyer, President and CEO

   with a copy to:

      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, California 94304
      Fax: (650) 493-6811
      Attention:  David J. Saul, Esq.

   and:

      Wilson Sonsini Goodrich & Rosati
      One Market
      Suite 3300
      San Francisco, California 94105
      Fax: (415) 947-2099
      Attention:  Michael S. Dorf, Esq.

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

   If to Parent or Merger Sub, to:

      Baxter International Inc.
      One Baxter Parkway
      Deerfield, IL 60015
      Fax: (847) 948-2750
      Attention:  General Counsel

   with a copy to:

      Dechert
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, PA 19103
      Fax: (215) 994-2222
      Attention:  James J. Lawless, Jr., Esq.

   SECTION 8.2. Survival Of Representations And Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms. Notwithstanding the foregoing, no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Parent, Merger Sub or the Company (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including any shareholder or former shareholder of either the Parent or the Company, the aforesaid representations, warranties and covenants being material inducements to the consummation by the Parent, Merger Sub and the Company of the transactions contemplated herein.

   SECTION 8.3. Interpretation. References herein to the "knowledge of the Company" shall mean the actual knowledge of the executive officers of the Company, provided that such Persons shall have duly inquired of those officers, managers or Representatives of the Company who are responsible for or would reasonably be expected to have actual knowledge of the matters represented. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

   The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

SECTION 8.4   Amendments, Modification And Waiver.

   (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or duly authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the

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

exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   SECTION 8.5. Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

   SECTION 8.6. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, including Section 7.3 hereof, and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

   SECTION 8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

   SECTION 8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

   SECTION 8.9. Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

   SECTION 8.10. Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

   SECTION 8.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          BAXTER INTERNATIONAL INC.

                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________

                                          HB2002 CORPORATION

                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________

                                          FUSION MEDICAL TECHNOLOGIES, INC.

                                          By: _______________________________
                                          Name: _____________________________
                                          Title: ____________________________


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